EXHIBIT 23.1

SIMON LEVER
     & COMPANY
Certified Public Accountants and Consultants
444 Murry Hill Circle
Lancaster, PA 17601-4168
Telephone 717.569.7081
Fax 717.569.7313
e-mail slc@simon-lever.com



                          INDEPENDENT AUDITORS CONSENT

     We consent to the incorporation by reference in the Registration Statement of Medical Technology & Innovations, Inc. on Form S-8 to be filed on or about August 5, 1999 of our report dated October 9, 1998 on the consolidated financial statements of Medical Technology & Innovations, Inc. and subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form l0-KSB of Medical Technology & Innovations, Inc. for the year ended June 30, 1998.


/s/ SIMON LEVER & COMPANY

Lancaster, Pennsylvania
August 2, 1999